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                                                                    Exhibit 8(a)


                       [BANK OF AMERICA NT&SA LETTERHEAD]


                                                                January 23, 1995



Board of Directors
BankAmerica Corporation
Bank of America Center
San Francisco, CA  94104

Ladies and Gentlemen:

     This letter confirms the opinion I have set forth in full under the heading "Certain United States Federal Income Tax Consequences" in the prospectus supplement dated August 22, 1994 (the "Prospectus Supplement"), for BankAmerica Corporation's Medium-Term Notes, Series I, subject to the discussion set forth below. The Prospectus Supplement is supplemental to BankAmerica Corporation's prospectus dated August 22, 1994 (the "Prospectus") included in the registration statement, SEC Registration No. 33-54385 (the "Registration Statement").

     On December 15, 1994, the Internal Revenue Service released proposed Treasury regulations (the "Proposed Regulations") which relate to variable rate debt instruments and contingent payment debt instruments. The Proposed Regulations contain proposed amendments to the final Treasury regulations issued on January 27, 1994 relating to variable rate debt instruments. The Proposed Regulations also supersede the proposed Treasury regulations relating to contingent payment debt instruments previously released by the Internal Revenue Service in 1986 and 1991, the latter of which provided rules to bifurcate certain contingent payment debt instruments into their component parts. In general, the Proposed Regulations are proposed to be effective for debt instruments issued on or after the date that is 60 days after final regulations are published.

     Accordingly, with respect to "qualifying variable rate" debt instruments, the following are the material changes to the discussion in the fifth and sixth paragraphs under the heading "Certain United States Federal Income Tax Consequences -- Original Issue Discount" in the Prospectus Supplement:

     (1) The Proposed Regulations would change the phrase "less than one year" to "one year or less" with respect to debt instruments providing for interest stated at an initial fixed

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Board of Directors
BankAmerica Corporation
January 23, 1995
Page 2



     rate followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period. This change is proposed to be effective for debt instruments issued on or after April 4, 1994.

     (2) The Proposed Regulations would change the definition of an "objective rate" to a rate (other than an qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information. The rate, however, must not be based on information that is within the control of the issuer (or a related party) or that is, in general, unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock. This change is proposed to be effective for debt instruments issued on or after the date that is 60 days after final regulations are published.

     (3) The Proposed Regulations make it clear with respect to variable rate debt instruments that provide for annual payments of interest at a single variable rate, that the qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period. This clarification is proposed to be effective for debt instruments issued on or after April 4, 1994.

     With respect to variable rate debt instruments that do not bear interest at a "qualifying variable rate," and accordingly will be treated as contingent payment debt instruments, the discussion in the seventh paragraph under the heading "Certain United States Federal Income Tax Consequences -- Original Issue Discount" does not reflect the Proposed Regulations that were released on December 15, 1994, which supersede the proposed regulations described in that paragraph. In the event the Corporation issues contingent payment debt instruments, the Corporation has indicated that the applicable pricing supplement will describe the material federal income tax consequences.

     In addition, I hereby consent to the use of this letter as an exhibit to the Form 8-K and of my name under the caption "Legal Matters" in the Registration Statement and in the Prospectus and
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Board of Directors
BankAmerica Corporation
January 23, 1995
Page 3


under the caption "Certain United States Federal Income Tax Consequences" of the Prospectus Supplement.

                                          Very truly yours,

                                          /s/ RAYMOND W. MCKEE

                                          Raymond W. McKee
                                          Senior Vice President and
                                          General Tax Counsel